Media Contact:	Investor Contact:
Jodi Guilbault MIPS Technologies, Inc. +1 650-567-5035 jodi@mips.com	Deborah Stapleton Stapleton Communications Inc. +1 650 470-0200 ir@mips.com

MIPS Technologies To Investigate Historical Stock Option Practices

MOUNTAIN VIEW, Calif. August 30, 2006 — MIPS Technologies, Inc. (NASDAQ: MIPS), announced today that following a company initiated voluntary review of historical stock-based compensation practices and related potential accounting impact, its board of directors has formed a special committee, consisting of independent directors, to review the Company’s historical option grant practices and the Company’s accounting for its option grants. The committee is retaining independent outside legal counsel to assist it in its review.

MIPS’ annual report on Form 10-K for its fiscal year ended June 30, 2006 is due to be filed with the Securities and Exchange Commission on or before September 13, 2006. While the committee is working to complete its review as quickly as possible, MIPS believes it is likely that the process will not be completed in a manner that will allow the annual report on Form 10-K to be filed by that date.

About MIPS Technologies
MIPS Technologies, Inc. is a leading provider of industry standard processor architectures and cores for digital consumer and business applications. The company drives the broadest architectural alliance that is delivering 32- and 64-bit embedded RISC solutions. The company licenses its intellectual property to semiconductor companies, ASIC developers, and system OEMs. MIPS Technologies and its licensees offer the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products. The company is based in Mountain View, California and can be reached at (650) 567-5000 or www.mips.com.

This press release contains forward-looking statements, including those regarding MIPS Technologies’expectations. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a number of different risks and uncertainties, including but not limited to: the fact that there can be no assurance as to the length, cost, or outcome of the special committee's review of historical option grant practices and the Company's accounting for its option grants, or as to the potential impact of that review (including any possible accounting impact); our products may fail to achieve market acceptance, changes in our research and development expenses, the anticipated benefits of our partnering relationships may be more difficult to achieve than expected, the timing of or delays in customer orders, delays in the design process, the length of MIPS Technologies’ sales cycle, MIPS Technologies’ ability to develop, introduce and market new products and product enhancements, and the level of demand for semiconductors and end-user products that incorporate semiconductors. For a further discussion of risk factors affecting our business, we refer you to the documents we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended June 30, 2005 and subsequent Forms 10-Q and 8-K.